Exhibit 99.1

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
INCREASES ITS DIVIDEND PAYMENT TO STOCKHOLDERS FOR ITS
TENTH CONSECUTIVE YEAR, FOR A CUMULATIVE INCREASE OF 1,642%

Mayagüez, Puerto Rico, January 15, 2004. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO, announced today that at a special meeting, the Board of Directors approved a dividend payment increase of 24.39% on the Company’s common stock for those to be declared during 2004, equal to $0.22 annual dividend per share in line with the Company’s dividend payment guidelines.

The new monthly cash dividend payment rate will be $0.0183, and will become effective with the payment to be made on February 17, 2004, to stockholders of record as of January 31, 2004. Thereafter, dividends are to be paid on the 15th day of each month to stockholders of record as of the last day of the preceding month. Relative to last year’s earnings, the new dividend rate represents a 20.64% distribution to our common stockholders, therefore retaining for the Company’s expansion and growth the remaining 79.36%.

Commenting on this action, Frank C. Stipes, Esq., Chairman of the Board, President and Chief Executive Officer of the Company, stated: “This increase is the tenth consecutive dividend payment increment in the last ten years for a cumulative increase of 1,642% during such period. As we have said in the past, for those stockholders residents of Puerto Rico, this is an excellent benefit being this the only publicly trade company that pays dividends on its common stock on a monthly basis, with the additional benefit that they are subject, under current law, to only a 10% Puerto Rico tax”.

W HOLDING COMPANY, INC. is among the three largest public financial holding companies headquartered in Puerto Rico, based on total assets. WESTERNBANK PUERTO RICO operates throughout Puerto Rico through 51 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 at the San Juan Metropolitan area of Puerto Rico. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

For further information contact: Frank C. Stipes, Chief Executive Officer or Freddy Maldonado, Chief Financial Officer of the Company at (787) 834-8000; Internet: westernbank@wbpr.com or URL:http://www.wbpr.com